Exhibit 99.8

PULMATRIX, INC.
945 CONCORD STREET
SUITE 1217
FRAMINGHAM, MA 01701

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 1, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PULM2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 1, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T03767-S48377

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PULMATRIX, INC.

The Board of Directors recommends you vote FOR the nominees listed in Proposal 5 and FOR Proposals 1, 2, 3, 4, 6, 8 and 9 and 3 years on Proposal 7.

	For	Against	Abstain
1. To approve (i) the issuance of shares of Pulmatrix, Inc. ("Pulmatrix") common stock, which will represent more than 20% of the shares of Pulmatrix common stock outstanding immediately prior to the merger, to Eos SENOLYTIX Inc. ("Eos") stockholders and to Palladium Capital Group, LLC ("Palladium") as compensation in connection with the Merger, pursuant to the terms of the Agreement and Plan of Merger and Reorganization among Pulmatrix, Eos, and PUOS Merger Sub, Inc. ("Merger Sub") dated as of March 26, 2026, a copy of which is attached as *Annex A* to the accompanying proxy statement/prospectus (the "Merger Agreement), and that certain M&A Advisory Agreement by and between Pulmatrix and Palladium, dated as of February 12, 2026, respectively, and (ii) the change of control resulting from the merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the "Nasdaq Stock Issuance Proposal" or "Proposal No. 1");	☐	☐	☐
2. To approve an amendment to the amended and restated certificate of incorporation of Pulmatrix (the "Pulmatrix Charter") to effect a reverse stock split of Pulmatrix's issued and outstanding common stock at a ratio determined by the Pulmatrix board of directors and agreed to by Eos, of one new share of Pulmatrix common stock for every 2 to 10 shares (or any number in between) of outstanding Pulmatrix common stock in the form attached as *Annex B* to the accompanying proxy statement/prospectus (the "Reverse Stock Split Proposal" or "Proposal No. 2");	☐	☐	☐
3. To approve an amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, in the form attached as *Annex C* (the "Authorized Share Increase Proposal" or "Proposal No. 3");	☐	☐	☐
4. To ratify the appointment of CBIZ CPAs P.C. as Pulmatrix's independent registered public accounting firm for fiscal year ending December 31, 2026 (the "Auditor Ratification Proposal" or "Proposal No. 4"), provided that Stephano Slack LLC is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company's independent registered public accounting firm;	☐	☐	☐

5. Elect the Class III directors, Michael J. Higgins and Anand Varadan, to the Pulmatrix board of directors and to hold office until Pulmatrix's 2029 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their respective earlier death, resignation or removal, provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement (the "Director Election Proposal" or "Proposal No. 5");

Nominees:	For	Withhold
5a. Michael J. Higgins	☐	☐
5b. Anand Varadan	☐	☐

	For	Against	Abstain
6. Approve, on a non-binding, advisory basis, the compensation paid to Pulmatrix's named executive officers (the "Say-on-Pay Proposal" or "Proposal No. 6");	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
7. Approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Pulmatrix's named executive officers (the "Say-on-Pay Frequency" or "Proposal No. 7");	☐	☐	☐	☐

	For	Against	Abstain
8. Approve the Eos Incentive Plan (the "Incentive Plan Proposal" or "Proposal No. 8"); and	☐	☐	☐
9. To approve an adjournment of the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8 (the "Adjournment Proposal" or "Proposal No. 9").	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on October 2, 2026:

The proxy statement/prospectus, which also serves as the annual report to stockholders in connection with the special meeting in lieu of annual meeting, is available to stockholders at www.pulmatrix.com.

T03767-S48377

PULMATRIX, INC.
Special Meeting of Stockholders
October 2, 2026 8:30 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Peter Ludlum and Jordan Medalia, or any of them, as proxies and attorneys-in-fact, each with the power to act without the other and to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of PULMATRIX, INC. that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:30 AM ET on October 2, 2026, live via the Internet, at www.virtualshareholdermeeting.com/PULM2026SM, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that the nominees named on the reverse side of this card are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominees selected by the Board of Directors.

Continued and to be signed on reverse side